EXHIBIT 32.1

CERTIFICATIONS OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER

In connection with the Quarterly Report of P.A.M. Transportation Services, Inc. (the “Company”) on Form 10-Q for the period ending March 31, 2011 (the “Report”) filed with the Securities and Exchange Commission, each of the undersigned hereby certifies that:

(1)	The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:  May 6, 2011

/s/ Daniel H. Cushman
Daniel H. Cushman
President and Chief Executive Officer
(principal executive officer)

/s/ Lance K. Stewart
Lance K. Stewart
Vice President-Finance, Chief Financial
Officer, Secretary and Treasurer
(principal accounting and financial officer)